Exhibit 99.1
For Immediate Release
Date: July 26, 2010

Contacts:	J. Williar Dunlaevy	Paul H. Bruce
	Chairman & Chief Executive Officer	Chief Financial Officer

Phone:	413-445-3500	413-445-3513
Email:	bill.dunlaevy@legacybanks.com	paul.bruce@legacybanks.com
Legacy Bancorp, Inc. Reports Results for Quarter Ended June 30, 2010
PITTSFIELD, MASSACHUSETTS (July 26, 2010): Legacy Bancorp, Inc. (the “Company” or “Legacy”) (NASDAQ: LEGC), the holding company for Legacy Banks (the “Bank”), today reported a net loss of $1.4 million, or $0.17 per diluted share, for the quarter ended June 30, 2010, compared to a net loss of $1.5 million, or $0.19 per diluted share, in the second quarter of 2009. Year to date, the Company has incurred a net loss of $2.6 million, or $0.33 per diluted share, as compared to a net loss of $2.3 million for the same period in 2009. The year to date increase in net loss was the result of an increase in the provision for loan losses, partially offset by a decrease in charges on investments deemed to be other-than-temporarily impaired (OTTI). The total shares outstanding resulted in a book value per share and tangible book value per share of $13.66 and $11.90, respectively, at June 30, 2010.
J. Williar Dunlaevy, Chief Executive Officer, commented “The major factor behind our reporting a net operating loss for the second quarter is the continuing weak economy, which has turned even weaker in recent weeks. The weak economy manifests itself in a number of ways, including declining asset values, particularly commercial real estate. Objectively seeking and recognizing current property valuations is what led us to increase both our loan loss provision and charge-offs in both the first and second quarters. On the positive side, these actions have also been a factor in our non-performing loan and asset measures improving modestly.
“Patrick J. Sullivan became President and CEO of Legacy Banks effective April 1, 2010. Pat Sullivan brings the large financial institution experience and management strengths the board identified that Legacy would need as we grow and expand. Primary among them are credit, risk and performance management. As expected with a new CEO, he has hit the ground running in his first four months taking the actions that will set the stage for significantly improved performance. Pat Sullivan has our management team focusing on five profit improvement fundamentals: proactive risk management practices, liability repricing opportunities, significant expense reduction, diversification from commercial real estate, and synergies in combining our wealth management platforms.
“Pat has broad and extensive experience in all aspects of risk management. He already has conducted an in depth review of our balance sheet. Credit has been foremost in that process. He has reviewed all of our major credit relationships, as well as credit administration and risk rating integrity. His objective and disciplined approach to valuations was evident in the charges we took in the second quarter. With respect to commercial real estate, we have segmented our former national lending program into in-market (New England and New York) and out-of-market. That out-of-market segment will be allowed to run off through normal amortization and prepayments. Although the national program has performed well, this restructuring makes better use of our lending talent in markets where we have our distribution network.
“In April we announced that we would be acquiring the Renaissance Investment Group, an outstanding independent registered investment advisory firm based in Pittsfield. The acquisition was completed on April 30th, and we have subsequently decided to transfer the investment management portion of Legacy Portfolio Management over to the Renaissance platform. This will enable us to provide enhanced investment management to our clients and also achieve substantial efficiencies on the expense side.
“Legacy continues to have very strong capital and liquidity. We were pleased to pay our 18th consecutive quarterly dividend on July 1, 2010. We also repurchased 43,000 shares during the first half of 2010 as part of our current stock repurchase program. These are both important strategies within the framework of our overall capital planning.
“Our retail network continues to generate strong growth in deposit balances, accounts and customers. This has enabled us to pay down borrowings at the Federal Home Loan Bank of Boston and to stabilize our net interest margin with strategic liability repricing. On the other side of the balance sheet, our new Home Equity Line of Credit promotion has doubled production.”
The Company’s total assets increased by $10.0 million from $946.3 million at December 31, 2009 to $956.2 million at June 30, 2010. Within the overall asset balances, the gross loan portfolio, excluding loans held for sale, decreased by $7.4 million, or 1.1%, in the first six months of 2010. Residential mortgages have decreased $7.2 million, or 2.6%, as the majority of the residential mortgage activity was in the 30 year fixed rate category, a product which the Bank currently sells in the secondary market with servicing retained. Commercial real estate loans decreased $2.1 million, or 0.8%, primarily due to loan payoffs and specific loan charge-offs, while other commercial loans increased $2.4 million, or 7.6%. The available-for-sale investment portfolio increased by $17.1 million, or 10.2%, while cash and cash equivalents decreased by $8.3 million, or 20.6%, at June 30, 2010 as compared to year end.
Deposits have increased by $23.4 million, or 3.6%, to $674.8 million from a balance of $651.4 million at December 31, 2009. Deposits increased primarily in money market accounts and relationship savings which increased $9.3 million, or 14.7%, and $17.2 million, or 13.7%, respectively. These increases were partially offset by decreases in demand accounts. Advances from the Federal Home Loan Bank of Boston (FHLBB) have decreased by $11.8 million, or 7.3%, at June 30, 2010 as compared to the end of 2009 as the increase in overall deposits allowed the Bank to pay off high rate FHLBB borrowings as they matured during 2010.
Overall stockholders’ equity decreased by $2.5 million, or 2.0%, for the first six months of 2010. Total equity was impacted by the net loss of $2.6 million, the declaration of a dividend of $0.05 per share during each of the first and second quarters and the purchase of 43,000 shares of stock at an average price of $9.30 per share as part of the Stock Repurchase Program announced in March 2009. These decreases to equity were partially offset by the amortization of unearned compensation and an increase in the unrealized gain on available-for-sale investment securities.

Overall nonperforming loans (NPLs) were $15.8 million at June 30, 2010, a decrease of $3.8 million as compared to the end of 2009. This decrease was primarily the result of the Bank charging off $7.8 million of loan balances, $4.0 million of which had been reserved for in previous quarters. These charge-offs also reduced the overall ratio of nonperforming assets to total assets to 1.79% at June 30, 2010 as compared to 2.20% at December 31, 2009. The provision for loan losses was $3.8 million in the second quarter of 2010, an increase of $2.3 million as compared to the same period in 2009. Through June 30, 2010 the provision expense was $6.2 million, which represents an increase of $3.9 million as compared to the first half of 2009. This increase was the result of a continuous review and analysis of current market and economic conditions by management, as well as higher specific reserves established against certain loans in the second quarter of 2010. The charge-offs of NPLs also resulted in the reduction in the ratio of the allowance for loan losses to total loans to 1.45% at June 30, 2010, as compared to 1.67% at December 31, 2009.
The Company’s net interest income decreased by $163,000, or 2.4%, in the second quarter of 2010 as compared to the same period in 2009 and by $366,000, or 2.6%, year to date. The net interest margin (NIM) was 3.12% for the three months ended June 30, 2010, a decrease of 4 basis points from the first quarter of 2010, but the same as in the second quarter of 2009. Year to date, the NIM was 3.14% in 2010 as compared to 3.15% in the same period of 2009 as decreases to the cost of funds resulting from the Bank’s diligent efforts in lowering deposit costs were offset by a decrease in asset yields.
Non-interest income for the second quarter increased $2.4 million from the same period of 2009. Year to date, non-interest income totaled $3.7 million as compared to a net charge of $94,000 for the first half of 2009. The primary cause of the increase was the decrease in the amount of writedowns taken on investments deemed to be OTTI as well as an increase in the net gain on the sale of investment securities. The Bank also had increases in customer fees, portfolio management, insurance and other fees, partially offset by a decrease on the gain on sale of mortgages.
Operating expenses increased by $115,000, or 1.5%, for the second quarter of 2010 as compared to the same period of 2009, and by $212,000, or 1.4%, year to date. Increases in salaries and benefits, data processing, professional fees and other general and administration expense were partially offset by a decrease in FDIC insurance expense. The Company’s core efficiency ratio (reported efficiency ratio net of effect of non-core adjustments) for the quarter has increased to 90.9% as compared to 83.1% in the second quarter of 2009 primary due to the decrease in net investment income and the increase in core expenses. Year to date the core efficiency ratio has increased to 89.2% in 2010 from 83.4% in the first six months of 2009.
CONFERENCE CALL
J. Williar Dunlaevy, Chairman and Chief Executive Officer, and Paul H. Bruce, Chief Financial Officer, will host a conference call at 9:00 a.m. (Eastern Time) on Tuesday July 27, 2010. Persons wishing to access the conference call may do so by dialing 877-407-0778. Replays of the conference call will be available beginning July 27, 2010 at 6:00 p.m. (Eastern Time) through August 27, 2010 at 11:59 p.m. (Eastern Time) by dialing 877-660-6853 and using Account #286 and Conference ID #353483 (both numbers are needed to access the replay).

FORWARD LOOKING STATEMENTS
Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Legacy Bancorp is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and the associated conference call. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.
NON-GAAP FINANCIAL MEASURES
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. We believe that providing certain non-GAAP financial measures, such as core efficiency ratio, provides investors with information useful in understanding our financial performance, our performance trends and financial position. A reconciliation of non-GAAP to GAAP financial measures is included in the accompanying financial tables, elsewhere in this report.

LEGACY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	June 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Cash and due from banks	$13,028	$11,281
Short-term investments	18,859	28,874

Cash and cash equivalents	31,887	40,155

Securities — Available for sale	184,560	167,426
Securities — Held to maturity	97	97
Restricted equity securities and other investments — at cost	18,998	17,193
Loans held for sale	804	706
Loans, net of allowance for loan losses of $9,468 in 2010 and $11,089 in 2009	646,781	652,628
Premises and equipment, net	19,515	19,568
Accrued interest receivable	3,191	3,306
Goodwill, net	11,558	9,730
Other intangible assets	3,816	2,654
Net deferred tax asset	9,231	10,202
Bank-owned life insurance	16,651	16,263
Foreclosed assets	1,336	1,195
Other assets	7,814	5,142

	$956,239	$946,265

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$70,651	$75,232
Interest-bearing	604,125	576,146

Total deposits	674,776	651,378
Securities sold under agreements to repurchase	3,927	6,386
Federal Home Loan Bank advances	148,595	160,352
Mortgagors’ escrow accounts	930	1,058
Accrued expenses and other liabilities	9,125	5,724

Total liabilities	837,353	824,898

Commitments and contingencies
Stockholders’ Equity

Preferred Stock ($.01 par value, 10,000,000 shares authorized, none issued or outstanding)	—	—
Common Stock ($.01 par value, 40,000,000 shares authorized and 10,308,600 issued at June 30, 2010 and December 31, 2009; 8,701,712 outstanding at June 30, 2010 and 8,734,712 outstanding at December 31, 2009)	103	103
Additional paid-in-capital	102,951	102,788
Unearned Compensation — ESOP	(6,956)	(7,322)
Unearned Compensation — Equity Incentive Plans	(1,729)	(2,078)
Retained earnings	45,395	48,998
Accumulated other comprehensive income	1,191	711
Treasury stock, at cost (1,606,888 shares at June 30, 2010 and 1,573,888 shares at December 31, 2009)	(22,069)	(21,833)

Total stockholders’ equity	118,886	121,367

	$956,239	$946,265

LEGACY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Interest and dividend income:
Loans	$9,027	$9,803	$18,323	$19,835
Securities:
Taxable	1,243	1,613	2,428	3,359
Tax-Exempt	160	168	327	322
Short-term investments	7	3	13	7

Total interest and dividend income	10,437	11,587	21,091	23,523

Interest expense:
Deposits	2,278	2,798	4,717	5,804
Federal Home Loan Bank advances	1,402	1,859	2,851	3,813
Other borrowed funds	8	18	19	36

Total interest expense	3,688	4,675	7,587	9,653

Net interest income	6,749	6,912	13,504	13,870
Provision for loan losses	3,756	1,506	6,176	2,234

Net interest income after provision for loan losses	2,993	5,406	7,328	11,636

Non-interest income:
Customer service fees	764	725	1,485	1,404
Portfolio management fees	480	269	761	490
Income from bank owned life insurance	142	156	297	329
Insurance, annuities and mutual fund fees	64	37	83	59
Gain on sales of securities, net	1,129	60	1,230	42
Impairment losses on securities, net	(66)	(1,430)	(365)	(3,011)
Gain on sales of loans, net	70	370	131	570
Miscellaneous	48	11	59	23

Total non-interest income	2,631	198	3,681	(94)

Non-interest expenses:
Salaries and employee benefits	3,717	3,451	7,193	6,896
Occupancy and equipment	991	1,021	1,982	2,070
Data processing	760	671	1,454	1,334
Professional fees	268	232	591	477
Advertising	381	379	700	705
FDIC deposit insurance	271	665	540	897
Other general and administrative	1,377	1,231	2,479	2,348

Total non-interest expenses	7,765	7,650	14,939	14,727

Income (loss) before income taxes	(2,141)	(2,046)	(3,930)	(3,185)

Provision (benefit) for income taxes	(765)	(553)	(1,310)	(900)

Net income (loss)	$(1,376)	$(1,493)	$(2,620)	$(2,285)

Earnings (loss) per share
Basic	$(0.17)	$(0.19)	$(0.33)	$(0.29)
Diluted	$(0.17)	$(0.19)	$(0.33)	$(0.29)

Weighted average shares outstanding
Basic	8,020,690	7,979,133	8,024,633	7,978,768
Diluted	8,020,690	7,979,133	8,024,633	7,978,768

LEGACY BANCORP, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS AND OTHER DATA
(Dollars in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Financial Highlights:
Net interest income	$6,749	$6,912	$13,504	$13,870
Net income (loss)	(1,376)	(1,493)	(2,620)	(2,285)
Per share data:
Earnings (loss) — basic	(0.17)	(0.19)	(0.33)	(0.29)
Earnings (loss) — diluted	(0.17)	(0.19)	(0.33)	(0.29)
Dividends declared	0.05	0.05	0.10	0.10
Book value per share — end of period	13.66	14.09	13.66	14.09
Tangible book value per share — end of period	11.90	12.64	11.90	12.64

Ratios and Other Information:
Return (loss) on average assets	(0.58)%	(0.62)%	(0.56)%	(0.48)%
Return (loss) on average equity	(4.49)%	(4.73)%	(4.26)%	(3.63)%
Net interest rate spread (1)	2.86%	2.76%	2.87%	2.79%
Net interest margin (2)	3.12%	3.12%	3.14%	3.15%
Efficiency ratio (3)	90.9%	88.1%	89.2%	85.9%
Average interest-earning assets to average interest-bearing liabilities	115.63%	116.51%	115.77%	116.48%

At period end:
Stockholders’ equity	$118,886	$123,386
Total assets	956,239	949,971
Equity to total assets	12.4%	13.0%
Non-performing assets to total assets	1.79%	1.57%
Non-performing loans to total loans	2.41%	2.20%
Allowance for loan losses to non-performing loans	59.93%	59.00%
Allowance for loan losses to total loans	1.45%	1.30%
Number of full service offices	19	19

(1)	The net interest rate spread represents the difference between the yield on total average interest-earning assets and the cost of total average interest-bearing liabilities for the period.

(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.

(3)	The efficiency ratio represents non-interest expense for the period minus expenses related to the amortization of intangible assets other than the amortization of mortgage servicing rights, divided by the sum of net interest income (before the loan loss provision) plus non-interest income (excluding net gains or losses on the sale or impairment of securities).

Analysis of Net Interest Margin — Second Quarter:

	Three Months Ended June 30, 2010			Three Months Ended June 30, 2009
	Average			Average
	Outstanding			Outstanding
	Balance	Interest	Yield/ Rate(1)	Balance	Interest	Yield/ Rate(1)
	(Dollars in thousands)
Interest-earning assets:
Loans — Net (2)	$641,497	$9,027	5.63%	$685,660	$9,803	5.72%
Investment securities	206,586	1,403	2.72%	183,022	1,781	3.89%
Short-term investments	16,122	7	0.17%	18,488	3	0.06%

Total interest-earning assets	864,205	10,437	4.83%	887,170	11,587	5.22%
Non-interest-earning assets	78,636			73,370

Total assets	$942,841			$960,540

Interest-bearing liabilities:
Savings deposits	$51,976	34	0.26%	$51,768	44	0.34%
Relationship savings	139,321	300	0.86%	120,731	380	1.26%
Money market	68,286	115	0.67%	72,699	186	1.02%
NOW accounts	44,823	32	0.29%	44,548	45	0.40%
Certificates of deposits	287,989	1,797	2.50%	281,784	2,143	3.04%

Total interest-bearing deposits	592,395	2,278	1.54%	571,530	2,798	1.96%
Borrowed funds	155,017	1,410	3.64%	189,940	1,877	3.95%

Total interest-bearing liabilities	747,412	3,688	1.97%	761,470	4,675	2.46%
Non-interest-bearing liabilities	72,859			72,890

Total liabilities	820,271			834,360
Equity	122,570			126,180

Total liabilities and equity	$942,841			$960,540

Net interest income		$6,749			$6,912

Net interest rate spread (3)			2.86%			2.76%
Net interest-earning assets (4)	$116,793			$125,700

Net interest margin (5)			3.12%			3.12%
Average interest-earning assets to interest-bearing liabilities			115.63%			116.51%

(1)	Yields and rates for the three months ended June 30, 2010 and 2009 are annualized.

(2)	Includes loans held for sale.

(3)	Net interest rate spread represents the difference between the yield on total average interest-earning assets and the cost of total average interest-bearing liabilities for the three months ended June 30, 2010 and 2009.

(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

Analysis of Net Interest Margin — Year to date:

	Six Months Ended June 30, 2010			Six Months Ended June 30, 2009
	Average			Average
	Outstanding			Outstanding
	Balance	Interest	Yield/ Rate(1)	Balance	Interest	Yield/ Rate(1)
	(Dollars in thousands)
Interest-earning assets:
Loans — Net (2)	$644,587	$18,323	5.69%	$689,985	$19,835	5.75%
Investment securities	198,540	2,755	2.78%	170,726	3,681	4.31%
Short-term investments	15,934	13	0.16%	20,295	7	0.07%

Total interest-earning assets	859,061	21,091	4.91%	881,006	23,523	5.34%
Non-interest-earning assets	78,486			73,524

Total assets	$937,547			$954,530

Interest-bearing liabilities:
Savings deposits	$51,109	67	0.26%	$50,960	93	0.36%
Relationship savings	133,790	623	0.93%	122,164	858	1.40%
Money market	66,322	246	0.74%	65,119	385	1.18%
NOW accounts	44,517	65	0.29%	43,024	94	0.44%
Certificates of deposits	288,579	3,716	2.58%	280,688	4,374	3.12%

Total interest-bearing deposits	584,317	4,717	1.61%	561,955	5,804	2.07%
Borrowed funds	157,728	2,870	3.64%	194,408	3,849	3.96%

Total interest-bearing liabilities	742,045	7,587	2.04%	756,363	9,653	2.55%
Non-interest-bearing liabilities	72,389			72,367

Total liabilities	814,434			828,730
Equity	123,113			125,800

Total liabilities and equity	$937,547			$954,530

Net interest income		$13,504			$13,870

Net interest rate spread (3)			2.87%			2.79%
Net interest-earning assets (4)	$117,016			$124,643

Net interest margin (5)			3.14%			3.15%
Average interest-earning assets to interest-bearing liabilities			115.77%			116.48%

(1)	Yields and rates for the six months ended June 30, 2010 and 2009 are annualized.

(2)	Includes loans held for sale.

(3)	Net interest rate spread represents the difference between the yield on total average interest-earning assets and the cost of total average interest-bearing liabilities for the six months ended June 30, 2010 and 2009.

(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

Loan Portfolio Composition:

	At June 30, 2010		At December 31, 2009
	Amount	Percent	Amount	Percent
	(Dollars in Thousands)
Mortgage loans on real estate:
Residential	$278,386	42.51%	$285,618	43.12%
Commercial	261,787	39.97	263,910	39.85
Home equity	69,493	10.61	69,625	10.51

	609,666	93.09	619,153	93.48

Other loans:
Commercial	33,760	5.16	31,373	4.74
Consumer and other	11,492	1.75	11,791	1.78

	45,252	6.91	43,164	6.52

Total loans	654,918	100.00%	662,317	100.00%

Other Items:
Net deferred loan costs	1,331		1,400
Allowance for loan losses	(9,468)		(11,089)

Total Loans, net	$646,781		$652,628

Nonperforming Loans:

	At June 30,	At December 31,
	2010	2009
	(Dollars in Thousands)
Non-accrual loans:
Residential mortgage	$3,672	$4,822
Commercial mortgage	11,476	13,942
Commercial	583	743
Home equity, consumer and other	68	71

Total non-accrual loans	15,799	19,578

Loans greater than 90 days delinquent and still accruing:
Residential mortgage	—	—
Commercial mortgage	—	—
Commercial	—	—
Home equity, consumer and other	—	—

Total loans 90 days delinquent and still accruing	—	—

Total non-performing loans	15,799	19,578

Other real estate owned	1,336	1,195

Total non-performing assets (NPAs)	$17,135	$20,773

Troubled debt restructurings included in NPAs	$4,475	$5,904
Troubled debt restructurings not included in NPAs	6,792	4,886

Total troubled debt restructurings	$11,267	$10,790

Ratios:
Non-performing loans to total loans	2.41%	2.96%
Non-performing assets to total assets	1.79%	2.20%

Securities and Other Investment Portfolio Composition:

	At June 30, 2010		At December 31, 2009
	Amortized		Amortized
	Cost	Fair Value	Cost	Fair Value
	(Dollars in Thousands)
Securities available for sale:
Government-sponsored enterprises (GSE)	$109,661	$110,374	$80,393	$79,976
Municipal bonds	12,060	12,328	17,521	17,875
Corporate bonds and other obligations	1,315	1,343	1,321	1,351
GSE residential mortgage-backed	16,768	17,631	29,591	30,503
U.S. Government guaranteed residential mortagage-backed	39,217	40,055	33,625	33,636

Total debt securities	179,021	181,731	162,451	163,341

Common stock	3,080	2,829	3,239	4,085

Total securities available for sale	182,101	184,560	165,690	167,426

Securities held to maturity:

Other bonds and obligations	97	97	97	97

Restricted equity securities and other investments:
Federal Home Loan Bank of Boston stock	10,932	10,932	10,932	10,932
Savings Bank Life Insurance	1,709	1,709	1,709	1,709
Real estate partnerships	6,205	6,205	4,397	4,397
Other investments	153	152	155	155

Total restricted equity securities and other investments	18,999	18,998	17,193	17,193

Total securities	$201,197	$203,655	$182,980	$184,716

Deposit Accounts Composition:

	At June 30, 2010		At December 31, 2009
	Balance	Percent	Balance	Percent
	(Dollars in Thousands)
Deposit type:
Demand	$70,651	10.47%	$75,232	11.55%
Regular savings	52,461	7.78	49,883	7.66
Relationship savings	142,538	21.12	125,328	19.24
Money market deposits	72,337	10.72	63,077	9.68
NOW deposits	46,516	6.89	48,546	7.45

Total transaction accounts	384,503	56.98	362,066	55.58

Term certificates less than $100,000	168,413	24.96	174,284	26.76
Term certificates $100,000 or more	121,860	18.06	115,028	17.66

Total certificate accounts	290,273	43.02	289,312	44.42

Total deposits	$674,776	100.00%	$651,378	100.00%

Reconciliation of Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude significant gains or losses that are expected to be non-recurring and to exclude the effects of amortization of intangible assets (in the case of the efficiency ratio). Because these items and their impact on the Company’s performance are difficult to predict, management believes that presentations of financial measures excluding the impact of these items provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net Income (loss) (GAAP)	$(1,376)	$(1,493)	$(2,620)	$(2,285)

Less: (Gain) loss on sale or impairment of securities, net	(1,063)	1,370	(865)	2,969

Add: FDIC desposit insurance special assessment		425		425
Adjustment: Income taxes related to non-recurring adjustments noted above	380	(485)	264	(959)
Adjustment to deferred tax valuation reserves	150	—	150	—

Net Income (loss) (Core)	$(1,909)	$(183)	$(3,071)	$150

Efficiency Ratio (As Reported)	90.9%	88.1%	89.2%	85.9%

Effect of gain or loss on sale or impairment of securities, net	—	—	—	—

Effect of FDIC deposit insurance special assessment	—	(5.0)	—	(2.5)

Efficiency Ratio (Core)	90.9%	83.1%	89.2%	83.4%